Exhibit 99.1

ML MACADAMIA ORCHARDS, L.P.
REPORTS 1ST QUARTER EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT) today reported a first quarter loss of $143,000, or $0.02 per Class A Unit, mainly as a result of the usual harvest timing of the annual macadamia crop. This result is equal to the first quarter of 2002, which resulted in a net loss of $146,000.  Total revenues in the first quarter 2003 were $2.3 million, comprised of $1.0 million from the sale of 2.3 million pounds of macadamia nuts (wet-in-shell) and $1.3 million of contract farming revenue.  In comparison, revenues in the first quarter of 2002 were $2.6 million, $1.6 million from the sale of 3.4 million pounds and $1.0 million from contract farming.

The Partnership recorded sales at an average of 45.1¢ per pound for its macadamia nut production in the first quarter 2003, compared to 48.2¢ a year earlier.  The price that the Partnership receives for its nuts is based 50% on the current year processing and marketing results of Mauna Loa Macadamia Nut Corporation (“Mauna Loa”), its exclusive purchaser, and 50% on USDA-reported macadamia nut prices for the two preceding years.  The USDA portion for the current year will be lower by 5%.  The Mauna Loa portion, although uncertain, is currently estimated to be 2% lower than the final 2002 component.  Nut prices are subject to subsequent adjustment based on Mauna Loa’s actual full year performance.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.
Income Statements (unaudited)
(in thousands, except per unit data)

	Three months ended March 31,
	2003	2002

Macadamia nut sales	$1,031	$1,634
Contract farming revenue	1,274	975
Total revenues	2,305	2,609
Cost of goods and services sold	2,090	2,317
Gross income	215	292
General and administrative expenses	295	350
Operating loss	(80)	(58)
Interest expense	(57)	(97)
Interest income	3	19
Income (loss) before tax	(134)	(136)
Gross income tax	9	10
Net income (loss)	$(143)	$(146)

Net cash flow (deficit) (as defined in the Partnership Agreement)	$92	$210

Net income (loss) per Class A Unit	$(0.02)	$(0.02)

Net cash flow (deficit) per Class A Unit	$0.01	$0.03

Cash distributions per Class A Unit	$0.05	$0.05

Class A Units outstanding	7,500	7,500